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                                                                   EX-99.B(j)(A)


                          Independent Auditors' Consent


The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Wells Fargo Montgomery Emerging Markets Focus Fund, Wells Fargo Montgomery Institutional Emerging Markets Fund, Wells Fargo Montgomery Mid Cap Growth Fund and Wells Fargo Montgomery Small Cap Fund, four funds of Wells Fargo Funds Trust, dated August 22, 2003, incorporated herein by reference, and to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.


/s/ KPMG, LLP

San Francisco, California
October 29, 2003